Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
of Aberdene Mines Limited

We consent to the use of our report dated July 15, 2003 on the financial statements of Aberdene Mines Limited as of June 30, 2003 that are included in the Company's Form 10-KSB, which is included, by reference, in the Company's Form S-8.

Dated this 4th day of April, 2005.

/s/ Manning Elliott

MANNING ELLIOTT
Chartered Accountants